Exhibit 4.03

              CONTRACT IN INSTALLMENT IN SERVICES RCS

I.             ZENVIA MOBILE Serviços DIGITAL SA, with headquarters at Avenida Paulista, no. 2.300 – rooms 182 and 184, Bela Vista, São Paulo – SP, registered with the CNPJ/MF under nº 14.096.190/0001-05, in this act represented in the form in your Statute Social, henceforth denominated “ CONTRACTOR” ;

It is, in other side,

II.           TIM SA, with headquarters at Avenida João Cabral de Mello Neto, n° 850, block 01, room 1212, Barra da Tijuca, Rio de Janeiro – R.J., Zip code 22775-057, registered at the CNPJ/MF under no. 02.421.421/0001-11, in this act represented at form in your Statute Social, henceforth called “TIM” or “CONTRACTED”.

CONTRACTOR It is CONTRACTOR jointly called “Parties” It is individually referred to as “Party”.

WHEREAS WHAT:

(i)           TIM is a Personal Mobile Service (SMP) provider that owns network technology and computer systems specific for O shipping It is receipt in Messages;

(ii)          CONTRACTOR he has interest in render services to the your related CUSTOMERS direct, providing a communication channel through the Android Messages application (RCS – Rich Communications Services). RCS A2P (RCS Application to Person) is a form of communication through text, audio, image, video, Photograph, file, gif and/or QR code, henceforth calls in “messages RCS”, what they are sent or finished The leave in one application, It is no in between cell phones; as It is the case of RCS P2P.

THE PARTIES RESOLVE to enter into this RCS Service Provision Agreement (“Agreement”), which will be governed by the following clauses:

CLAUSE FIRST: DEFINITIONS

1.1  As used in this Agreement, the following terms have the meaning indicated below. Other terms referred to in capital letters and not defined here will have the meanings attributed in the body of this Agreement:

a)             Application : is the system owned by the CONTRACTOR , which must be connected to the JIBE network, for the execution of this Agreement;

b)            RCS: means standards-based messaging services provided to End Users based on protocols for enriched communication services;

c)            RBM or services Enriched in Messages Commercials (RCS – Rich Business Messaging): means Jibe’s RCS business messaging platform and application programming interface along with any associated software that enables the provision of RCS business messaging services, which enables businesses to reach their customers with enriched conversations through the messages of the Users;

d)            Android Application: means a software application based on the Android Platform;

e)            Agent: means an endpoint of the customer in a A2P communication, which accesses the conversation via access to a company messaging platform. The Agent is the digital representation of a CUSTOMER (brand), and has the ability to send or receive messages to/from the end user and is also referred to as a ‘bot’ or ‘chatbot’;

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f)            Chatbot (or bot ): is a computer program that tries to simulate a human being in conversation with people. The aim is to answer questions in such a way that people feel like they are having a conversation with other person and not with a computer program;

g)           Provision Area: is the geographical area in which TIM has authorization to operate the Personal Mobile Service – SMP;

h)           CLIENT: legal entity that will hire the services of the CONTRACTOR, as provided in this Agreement;

i)            Station Mobile or device: means the device cell phone already able;

j)            Confidential Information : (i) information regarding each Party’s business, including, but not limited to, each Party’s product plans, relationship and number of customers, codes access and other customer information, business model and values established in this Agreement and in any additional terms, designs, personnel, search, development or knowledge technician, indicators in performance of products; (ii) any information identified by either Party as “confidential”;

k)            Agent: Digital representation of a brand, and has the ability to send or receive messages to/from the Final user, and is also referred as “bot” or “chatbot”;

l)             Agent_id: Identifier of Agent (brand) that participated of the event (RCS message);

m)           Agent_owner: Identifier of integrator that generated the event (message RCS);

n)            RCS Marketing Messages: RCS Messaging Service for advertising, invitations, incentives for purchases or commercial transactions of any product or service, such as, but not limited to: (i) the act to encourage the purchase/use of a product/service of the CONTRACTOR and/or Client; (ii) RCS messages that have advertising, promotional or propaganda connotations, and must contain prior and express request and authorization of the Customer(s) of SMP TIM with formal authorization (OPT-IN); and (iii) RCS Messages that don’t characterize as messages merely informative in one installment in service hired for the Direct Customer ;

o)            Fraudulent RCS messages : sending RCS messages that are not requested or authorized by the user or that may contain information or links that may harm the user in some way, be it Spam , Spoofing , Phishing or any other category in RCS pernicious that come to be developed;

p)            Users : natural and/or legal person who uses TIM’s Personal Mobile Service (SMP), who has a direct commercial relationship with the CONTRACTOR and/or with the CLIENT;

q)            VPN (Virtual Private Network): is the virtual tunnel built through the Internet Network, interconnecting the GPRS Data Network to the CONTRACTOR ‘s “ Datacenter”;

r)             RCS Messages : Type of message sent/terminated by RCS A2P, including: text, audio, image, video, photo, file, gif and/or QR Code;

s)             Single Message : RCS messages sent/terminated in one direction, with no response within 24 (twenty and four) hours following receipt. This is a single RCS message, within a period of 24 (twenty- four) hours;

t)             RCS Session : RCS messages sent/finished, where there was at least one response, in the period within 24 hours of receipt. The session is considered by its duration (24 hours) and not by the number of RCS messages  exchanged;

u)            Mobile Marketing Information : Marketing actions by sending RCS messages to users with opt-in in of the CONTRACTOR or the CLIENT;

v)            TDS Online : means the service terms governing the use of the Business Messaging (RBM) Enriched Communication Services as set forth at the following URL: https://developers.google.com/rcs-business-messaging/support/tos/, terms and the URL will be updated periodically by the platform owner.

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CLAUSE SECOND: OBJECT

2.1          The purpose of this Agreement is the provision of services by TIM to the CONTRACTOR, consisting of:

a)            Sending and receiving RCS A2P messages, through Jibe’s RBM platform, from national and/or international originators, whose nature is informative, promotional or mobile marketing, for the purposes defined in item 2.2 of the Agreement, between CONTRACTING PARTY, CUSTOMERS and Users .

b)            Sending and receiving RCS A2P messages, carried out for national companies within the national territory, as applicable; The CONTRACTOR may provide unlimited services to national and international companies, and the conditions set out in this instrument must be observed;

2.2          The sole and exclusive purpose of the RCS Messages to be sent is to send RCS messages (text, audio, image, video, photo, file, gif and/or QR Code), which are characterized as “RCS A2P”, coming from originators national or international, and may contain the following type of information:

a)            financial information (balances, statements, alerts on the use of debit and credit cards, investment positions or any other transactions relating to the commercial relationship between the end Customer and the financial institution provider from the information);

b)            information of different content, applicable to the Customer’s communication to its employees, partners, suppliers, among others;

c)            monitoring information, applicable to the transport sector, in vehicle location control;

d)            telemetry information, applicable to the control and use of alarms in industries and public services;

e)            access information and personal data, for public utility services, among others;

f)            stock information, order control, sales controls, among others, applicable to sales force automation;

g)           information regarding the commercial relationship between the User and the CONTRACTOR or CUSTOMER, provider from the information;

h)           application authentication or maintenance information;

i)            information in mobile marketing; and

j)            commercial advertising or promotional information.

2.2.1        Any others purposes miscellaneous of mentioned above they are strictly prohibited.

2.3          Depending on the CONTRACTOR’s Application, RCS messages may be sent from the CONTRACTOR to its CUSTOMERS and from the CUSTOMERS to the CONTRACTOR (“two way”), or only from the CONTRACTOR to its CUSTOMERS or from the CUSTOMERS to the CONTRACTOR (“one way”). RCS messages may also be sent from the CONTRACTOR on behalf of its CUSTOMERS.

2.4          The following annexes (“Appendices”) are part of this Agreement for due legal purposes: Annex I – Commercial Table RCS A2P

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Attachment II – Report Template

Annex III – Technical Safety Annex

CLAUSE THIRD: FROM THE VALIDITY

3.1           This Agreement will be in force for a period of 12 (twelve) months from the date of its signature, retroacting its effects to August 1st, 2021.

3.2           At the sole discretion of the Parties, after the end of the above period, the term of the Agreement may be extended by signing an Addendum.

CLAUSE FOURTH: TIM’S OBLIGATIONS

4.1          They constitute TIM’s obligations :

4.1.1       Enable the sending of RCS Messages between the CONTRACTOR, its CUSTOMERS and Users and/or vice/verse, when The Application “for two way “ for purposes in execution of object of this Contract.

4.1.2       Provide the CONTRACTOR with technical support, 24 (twenty-four) hours a day, seven times a week. Technical support may be requested by the CONTRACTOR via telephone or email, according to the data indicated below.

Technical Assistance Center (NAT)

Telephone: (11) 2113- 6900

email: [***]

4.2         TIM is not responsible for failure to receive RCS Messages due to the occurrence of any fact or situation that prevents such activity, such as, but not limited to: absence or degradation of coverage, permanent or temporary, due to equipment failure, failure of energy or transmission, or as a result of blocking of the mobile service, in inactive condition, suspension at the request of the SMP TIM Customer (not originating or receiving calls), recipient with mobile equipment turned off or recipient outside the TIM coverage area or any another technical impossibility.

4.2.1       Any non-receipt of RCS Messages by SMP TIM Users or the CLIENT, for any reason other than a proven failure of TIM’s communication network, will not imply for TIM any liability for losses and damages resulting from activity(ies). ) not completed or not carried out due to non-receipt of the RCS message, as well as will not relieve payment of the RCS sent.

4.3          The Service covered by this Agreement may be temporarily interrupted in the following situations:

a)            scheduled stops for preventive or corrective maintenance, when the CONTRACTOR will be notified at least 48 (forty-eight) hours in advance, via electronic mail;

b)            maintenance or emergency (unscheduled) repairs of the system, telecommunications network and/or electrical network;

c)            acts of God and force majeure, including, but not limited to, theft of physical parts of the network, employee strikes, strikes by third parties hired to maintain the network, fire and acts of nature; and

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4.4          TIM is not responsible for the content, origin or nature of the RCS Messages sent, nor for their use, this being the exclusive responsibility of the CONTRACTOR and CUSTOMERS.

4.5          TIM will not pass on registration information of SMP TIM Customers, this being the exclusive responsibility of the CONTRACTOR obtaining registration of its Users, as well as how to accept it for receiving RCS Messages subject to this contract. The information of the CONTRACTOR, CUSTOMERS, SMP TIM Users will only be passed on in the event of a court order or in the event of a request in any organ public administrative or normative, us terms from the law.

4.6          The CONTRACTOR hereby acknowledges and accepts that there is no guarantee of effective receipt of RCS Messages to the recipient, nor of the deadline for sending them.

CLAUSE FIFTH: CONTRACTOR’S OBLIGATIONS

5.1         The CONTRACTOR’s obligations constitute, without prejudice to the other obligations set out in this Agreement:

5.1.1      Obtain from SMP TIM Users prior and express authorization (OPT-IN) to send and receive RCS Messages, object of this Agreement, being obliged to keep a copy of the authorization from SMP TIM Customers and Users, recipients of the RCS Message, fully exempting TIM from any liability, whether joint or subsidiary, regarding the lack of authorization or fraud of any nature .

5.1.1.1    The CONTRACTOR undertakes not to use the services, object of this Agreement, to send Fraudulent RCS Messages or to send RCS Messages that are not characterized as “A2P”. In this sense, RCS Messages may only be sent to recipients who have granted prior authorization, with the CONTRACTOR being responsible to them, TIM and third parties, in any capacity and at any time, even after the end of the term of this Agreement, for failure to request express authorization.

5.1.1.2    Copies of the prior authorizations, filed by the CONTRACTING PARTY, under the terms of item 5.1.1 above, must be made available to TIM, if requested, respecting the maximum period of 05 (five) business days from the request by TIM, and the storage of such information for a minimum period of 5 (five) years.

5.1.1.3    It will be up to the CONTRACTING PARTY to offer a solution to the recipient so that he or she can express, at any time and without any hindrance, their intention to no longer receive the RCS Message, establishing that sending an RCS Message to the recipient after the recipient has notified that no longer wish to receive the RCS constitutes non-compliance with the obligations established in this Agreement, and may also, at TIM ‘s discretion , result in the unilateral termination of this Agreement, without need for prior notice.

5.1.1.4    If TIM is sued in court, in the administrative forum of a consumer protection agency or by the National Telecommunications Agency – ANATEL, for sending an RCS Message within the scope of this Agreement to SMP TIM Customers or Users who have not previously and expressly authorized the upon receipt, the CONTRACTOR will exempt TIM from any liability, including pecuniary, assuming all expenses and related costs for TIM’s defense and payment of fines, with reimbursement to TIM if it incurs any disbursement.

5.1.1.5    If the CONTRACTOR collects and processes any personal information related to RCS Messages, it will ensure that such personal information is collected and processed in accordance with the Terms of Service (TDS Online).

5.1.2       The CONTRACTOR will not engage in, and will not induce, accept, or maintain any Customer who engages in illegal or deceptive commercial practices or any other behavior prohibited by the Terms in services (TDS Online).

5.1.3       Pay the due remuneration to TIM, in the form and term established in Clause Seven of this Agreement.

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5.1.4       Define the content of the RCS Message to be sent, ensuring the accuracy, correctness and veracity of the information sent and being responsible for the consequences arising therefrom, including towards third parties.

5.1.5       Prohibit messages and content that:

a)            Are false or give rise to dubious interpretations, or offer content other than those that the User and/or the CLIENT will to hire, trying in some form deceive him;

b)           Invade the privacy of others or harm them in any way;

c)            Promote in any way racism against minority groups, or any other form of religious fanaticism, political or discrimination against groups of people or ethnicities;

d)           Are obscene, such as pedophilia and other crimes of a sexual nature;

e)           Violate the rights of third parties, including, but not limited to copyright, and/or the creation and sending of not authorized messages;

f)            Mention any type of advertising from telecommunications service providers;

g)           Defend or support drugs and drug trafficking, narcotics, cigarettes, alcoholic beverages or illegal gambling;

h)           Offend The law, The moral or The commercial ethic;

i)            Are in any way prohibited or not recommended for a certain age group, unless disclosed on an information channel in which they are disclosed in a different way;

j)            Offer illegal and/or pirated content, infringing the copyright and property rights of third parties;

k)           Be considered fraudulent RCS Message.

5.1.6       Be fully responsible for the content of the RCS Message delivered, typed and/or created by you or third parties, responding for their content in court or out of court, which exempts TIM from any liability, whether joint or subsidiary, for any and all claims, complaints, representations and legal actions of any nature, regarding the Services, including complaints from SMP TIM Users, in the hypothesis in disclosure in your information what be in character confidential.

5.1.7       Be responsible for faithful compliance with the laws, and, above all, that defamatory, slanderous, fraudulent and/or messages that affect any legal provision.

5.1.8       Keep TIM aware and safe from any complaint regarding the content of the RCS Message sent, defending TIM, whenever requested by it, administratively or judicially, in any instance or court, in the event that TIM is sued by any of the SMP TIM Users or Customers due to RCS Message sent per instruction of the CONTRACTOR.

5.1.9       Reimburse all amounts resulting from convictions, losses or damages that fall on TIM, which are caused, mediately or immediately, by the CONTRACTOR ‘s failure to comply with obligations about this Agreement, including, but no limited to indirect damages, loss of profits or commercial failures, as well as losses claimed by third parties or SMP TIM Customers

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5.1.10      Be responsible for hiring the necessary means to connect the Application to the TIM communication network.

5.1.11      Provide in writing the information and clarifications that may be requested by TIM representatives, as long as they are necessary to achieve the contractual purpose.

5.1.12     Keep Users informed about the conditions of use and prices of the service that constitute the subject of this Agreement.

5.1.13      Be responsible for notifying Users and Direct Customers about the unavailability of your system.

5.1.14     Take full responsibility for the security necessary to avoid interference of the RCS Message in your systems, aware that it is your responsibility to take all precautions to avoid any fraud, misuse or damage resulting from the misuse of the RCS Message or its contents by Users, CUSTOMERS and third parties.

5.1.15     Any restriction and limitation agreements on liability that the CONTRACTOR has with its CUSTOMERS will not limit the CONTRACTOR’s liability to TIM for fulfilling the obligations assumed, including for acts and actions of its CUSTOMERS.

5.2          CONTRACTOR is prohibited from using the TIM brand, without prior authorization from TIM, under any circumstances, under penalty of compensation for misuse of the brand and immediate termination of this Agreement by TIM.

5.3          The CONTRACTOR will act and be responsible to TIM for full compliance with all obligations, guarantees, penalties, responsibilities and, in general, any other obligations arising from the Contract.

5.4          It’s up to the CONTRACTOR manage the sending of their own RCS Message and of your CUSTOMERS, to avoid the occurrence of any type of fraud or misuse of the RCS Message.

5.5          The CONTRACTOR must, whenever requested by TIM, prove the proper management of the sending of its own RCS Messages and that of its CUSTOMERS, proving that fraud or misuse of the RCS Messages has not been carried out.

CLAUSE FRIDAY: VALUE

6.1          For each RCS Message sent by the CONTRACTOR, there will be a charge from TIM of the value relating to shipping and the receipt of RCS messages.

6.2         All and any RCS Messages delivered between the CONTRACTOR, CUSTOMERS and Users will be counted for billing purposes..

6.2         Any taxes that may be levied are already included in the values listed in Annex I.

CLAUSE SEVENTH: PAYMENT METHOD

7.1         TIM will send the CONTRACTOR the invoice for the service provided to the address indicated in the preamble of this Contract. The invoice will inform the number of RCS Messages sent through Jibe’s RBM platform in the billing cycle prior to the issuance of the invoice and the total amount to be paid by the CONTRACTOR. Payments will be made within 30 (thirty) days of the issuance of the respective invoice.

7.1.1       Payment of the invoice/Service Invoice will be made by deposit into the current account provided below:

[***]

7.1.2      TIM may issue billing slips for the net amount payable, with the banking entity chosen by it, after issuing your Invoice.

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7.2          If applicable, TIM must highlight the amounts on the Invoice/invoice, and the CONTRACTOR will retain the amount equivalent to 11 (eleven percent) of the services invoice, arranging for its collection with the INSS – National Institute of Social Security, in accordance with current legislation.

7.3         If ISS, PIS, COFINS, CSSL and IR withholdings are applicable, TIM must highlight the amounts in the invoice, the CONTRACTOR will effect the withholding of amounts equivalent to the respective taxes, providing, in accordance with the terms of Law No. 10.833/2003, Law No. 10.637/03 and Complementary Law No. 116/03, the collection with the competent body.

7.4         TIM is solely responsible for calculating the taxes and fees charged under this Agreement, and the CONTRACTOR shall not be responsible for any errors in these calculations..

7.5         If, during validity of this Agreement, new taxes, charges and tax contributions are created, or modified the rates used, or in any way increased or decreased the burden on prices now hired, you values of the respective contract may to be revised, for more or for any less, in order to reflect such modifications, which will be applied from the effective validity of the legal provisions that introduce such modifications.

7.6         Any late payment will be subject to a fine of 2% (two percent), monetary adjustment calculated according to the IPCA variation published by IBGE (Brazilian Institute of Geography and Statistics) and late payment interest of 1% (one percent) per month on the total updated debt.

7.6.1      In this case, the charges will be posted on the immediately subsequent invoice.

7.7         In the event that the invoice is presented by TIM in disagreement with the number of RCS Messages that the CONTRACTOR claims to have used, the CONTRACTOR will use the invoice dispute procedures made available by TIM to its corporate customers at the TIM Customer Relationship Center (CRC).

7.8         Taxes (taxes, fees, fees, fiscal and para-fiscal contributions) due as a direct or indirect result of this Agreement, or its execution, as defined in the tax standard, will be the responsibility of TIM, without the right to reimbursement, and must be considered as already included in the Price.

7.8.1      If the CONTRACTOR is asked to pay any taxes on behalf of TIM or as a result of this provision of the Service, TIM must reimburse the CONTRACTOR within a maximum period of 5 (five) days.

7.9        The CONTRACTOR, as a retaining source, will deduct and collect, from according to the provisions of applicable tax legislation, the payments you make and the taxes to which it is obliged by the respective legislation.

CLAUSE EIGHT: RESTRICTIONS

8.1         Notwithstanding the provision contained in item 5.1.4 of this Agreement, the CONTRACTOR is prohibited from sending in messages RCS what contain content similar to the role exemplary of item 5.1.5, good as any message or content that violates current legislation, is untrue, fraudulent, defamatory or libelous, which violates any type of third party rights, or which generates any type of civil or criminal offense.

8.2         The CLIENT is prohibited from using the Services to carry out actions aimed at marketing or communicating products or services, content and/or interactivity, of any nature, as well as promotions and RCS Marketing Messages, when there is no formal authorization from the User, through Opt In..

8.3         The CONTRACTOR is prohibited from reselling telecommunications services or similar operations to third parties, for any reason or purpose.

8.4         The CONTRACTOR will be fully responsible for the payment of losses and damages, including legal fees, procedural costs and expenses, as well as any other expenses arising from judicial and/or extrajudicial demands proposed by third parties due to of resale or similar operation by the CONTRACTOR mentioned in item 8.3 above, it being further established that, if TIM is part of any claim filed by the CONTRACTOR, it will be the latter’s responsibility to make all reasonable efforts to replace it in the dispute.

8.5         The CONTRACTOR undertakes to respect national and international legislation with regard to the Protection of User Information, including the provisions of Law 12.965/2014 (Civil Framework Law)

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CLAUSE NINE: CONFIDENTIALITY

9.1         The Parties, their employees and their subcontractors shall not disclose any document or information to which they have access, in relation to the purpose of this Agreement. A disclosure and/or reproduction, whether total or partial, of any Information relating to this Agreement or any detail about its evolution, must be done only with the prior written consent of the other Party, always respecting the legal limits, best practices and regulatory documents of the SUPPLIER PARTY relating to security and privacy.

9.2         Each Party (hereinafter “Receiving Party”) must keep all information provided by the other Party (hereinafter “Providing Party”) in the strictest confidence and may not disclose it to third parties without the prior written consent of the Providing Party. The Information may not be used by the Receiving Party for any purpose other than the execution of this Agreement. The obligations described above will not apply to any Information that:

(i)             were already in the public domain at the time they were revealed

(ii)           become public domain after their disclosure, without the disclosure being made in violation of the provisions of this Agreement;

(iii)          are lawfully disclosed to any of the Parties, their Affiliates or their Representatives by third parties who, to the best of the receiving Party, their Affiliates or Representatives are aware, are not in violation of in relation to the information provided, any obligation of confidentiality;

(iv)          must be revealed by the Receiving Party, due to an order issued by an administrative or judicial body with jurisdiction over said Party, only to the extent of such order; or

(v)           are independently obtained or developed by either Party without any breach of the obligations set forth in this Agreement, except when such information is developed based on Confidential Information.

9.3          The Party receiving the Confidential Information must communicate to the PROVIDER Party as soon as it becomes known, any request of those information per any authorities public competent or per quite of any legal process, so that the SUPPLIER Party is able to take the legal measures it deems appropriate.

9.4          The Parties are aware that each is part of an organization of multiple legal entities in multiple jurisdictions (“Associated” companies), and that it may be necessary or appropriate to provide Information to Associated companies. For this reason, each Party (both as Supplier and Receiving Party under this Agreement) it is according to the fact that:

(i)           The Receiving Party may provide Information to an Associated company, but only for the need for the latter to be aware of this information in order to carry out the purposes set out in this Agreement, respecting to the guidelines current legal and within the limits of consent provided by the holder of the data; and

(ii)          Each Party guarantees compliance and adequate confidentiality, by its Associated companies, with the terms and conditions of this Clause.

9.5          Each Party shall limit access to the Information to those of its employees, representatives, contractors or consultants for whom such access is reasonably necessary or appropriate for the proper performance of this Agreement.

9.6         The duty of Confidentiality covers Information received by the Parties, in oral or written form, through various communication procedures, such as telephone and digital media, of the confidentiality of which a Party has been alerted by the another, by any means.

9.7          Failure to comply with any of the provisions established in this Clause will subject the violating Party to competent civil and criminal judicial and administrative procedures, including anticipatory relief, injunctive measures and compensation for losses and damages that may arise to the other Party.

9.8         The obligation of confidentiality is irrevocable and irreversible and must be observed even after the termination of this Agreement.

9.9          All Confidential Information transmitted or disclosed to the Receiving Party must be returned to the Supplier Party or irretrievably destroyed by the Receiving Party, as soon as the need for its use by the Receiving Party has ended or as soon as requested by the Supplier Party and, in any case, in the event of termination of this Agreement. At the request of the Providing Party, the Receiving Party shall be responsible for transporting the requested information and promptly issue a statement to be signed by its legal representative, confirming that all Information not returned to the Supplier part was entirely destroyed.

9.10       Failure to comply with this clause will result in immediate termination of this Agreement, regardless of prior notification.

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CLAUSE TEN: TERMINATION

10.1        The Parties agree that this Agreement may be terminated unilaterally, by either Party, at any time, without reason, and, without incurring any burden or fine, upon prior notice, per quite in notification, at least 60 (sixty) days in advance.

10.2        Without prejudice to applicable fines and compensations, under the terms of this instrument, the Parties may terminate this Agreement through simple judicial or extrajudicial notification, without observing any deadline, in any of the following cases:

a)            Immediately and without any burden to TIM, if the provision of the Service object of this Agreement is prohibited by the National Telecommunications Agency – ANATEL – any state body that has the competence to do so, as well as the advent of Brazilian legislation of any sphere that prevents the Service;

b)            Per any one of parts, in case in non-execution, total or partial, of obligations assumed in this Agreement;

c)            By TIM, in the event of late payment, as set out in clause 5.1.3;

d)            In case of bankruptcy, request of self-bankruptcy, judicial or extrajudicial recovery, or insolvency of any of the Parties;

e)            Occurrence of fact that, due to its nature and severity, affect the reliability and morality of the CONTRACTOR or that is likely to cause damage or compromise, even indirectly, the image from TIM ; and

f)            In case of breach of any of the representations and warranties contained in the Business Ethics Clause of this Agreement.

10.3        If TIM fails to use the right to terminate the Contract under the terms of the previous items, it may, at its sole discretion, suspend its execution until the CONTRACTOR fully complies with the breached contractual obligation. Any payments, refunds or adjustments will be suspended during this period (without prejudice to the application of penalties to which the CONTRACTOR is subject)

CLAUSE ELEVEN: PENALTIES

11.1        For non-compliance with the obligations set out in this Agreement, by either Party, the infringing Party will be notified by the injured Party, through written notification, delivered directly, via e-mail or by post, so that regularization can be provided in the within 10 (ten) business days.

11.1.1     Non-regularization will result, at the discretion of the injured Party, in the termination of the Contract, as well as the application of a compensatory fine in the amount of 10% (ten percent) of the value of the last invoice, without prejudice to losses and damages resulting.

11.1.2     The fine established in item 11.1.1 above will not be applied in the case of late payment, the penalty for which is provided for in Clause Seven, item 7.6.

11.2        In the event of termination for any reason attributable to the CONTRACTOR, in accordance with the terms of this Agreement, the CONTRACTOR will be responsible for the payment of losses and damages to be determined.

11.3        Any fines that may be applied will be considered clear and certain debts, based on this Agreement, or TIM may collect them in court, using this instrument as an extrajudicial executive title, in accordance with art. 784, III of the Civil Procedure Code.

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11.4        In cases where any violation of the rules set out in this Agreement by the CONTRACTOR is found, TIM may, at its sole discretion, suspend the services, or even cancel the services, upon prior communication to the CONTRACTOR.

11.5        Termination due to lack of payment by the CONTRACTOR does not affect the enforceability of charges arising from the Contract, when applicable.

11.6        If TIM finds that the use of the aforementioned services by the CONTRACTOR and its CUSTOMERS is disrespecting the premises and conditions established in this Agreement, TIM reserves the right to terminate this Agreement.

11.7        If there is evidence of deviation in the use of the service(s), fraud, as well as non-compliance with established obligations in clause nine of this Agreement and in applicable legislation, TIM may immediately suspend or terminate the Agreement, at its discretion, without prejudice to the penalty described in item 11.1.1.

CLAUSE TWELVE: ANTI-CORRUPTION AND BUSINESS ETHICS

12.1       In this act, the PARTIES declare to have (i) their own codes of conduct that include the guidelines and the principles of ethical, honest and transparent behavior to which its administrators, employees and collaborators are subject, and (ii) compliance programs that aim to ensure (a) compliance with anti-corruption legislation, codes, regulations, rules, policies and procedures of any government or competent authority, considering the jurisdiction where business and services will be conducted or performed under this Agreement - in particular, Law No. 12.846/2013, Decree No. 8.420/2015 and the United States of America Law against practices of corruption abroad (“FCPA”) –, and (b) the identification of misconduct by its managers, employees and other collaborators, directly or indirectly linked.

12.2        In this sense, the CONTRACTOR declares and guarantees that:

12.2.1     Aiming to ensure the effectiveness of its Compliance Program, it disseminates and trains its employees, subcontractors, consultants, agents and/or representatives on the topic of anti-corruption;

12.2.2     It is aware that TIM bases its business and its activities on compliance with ethics and sustainable development and growth, which is why it is committed to respecting and protecting human rights, labor law, the principles of environmental protection and the fight against all forms of corruption, in light of the principles of the Global Compact of United Nations Organizations;

12.2.3     It acknowledges that the terms of its Code of Ethics and Conduct, the Anti-Corruption Policy and the Conflict of Interest Policy are published on the TIM website, available at http://www.tim.com.br/ri > Governance, Code of Ethics and http://www.tim.com.br/ri > About TIM > Sustainability > Our Model for Sustainability, whose guidelines are widely publicized and disseminated within the company, the market and society;

12.2.4     It will comply with and ensure that all its employees, subcontractors, consultants, agents and/or representatives who are related to the scope of this Agreement, even if indirectly, comply with the Code of Ethics and Conduct, TIM’s Anti-Corruption and Conflict of Interest Policy, mentioned in item 12.2.3;

12.2.5     It is aware that TIM repudiates and condemns acts of corruption in all its forms, including bribery, extortion and kickbacks, in particular, those provided for in Law No. 12.846/2013 and the “FCPA”, financing terrorism, child labor, illegal, forced and/or analogous to slavery, as well as all forms of exploitation of children and adolescents and any and all acts of harassment or discrimination in their work relationships, including in the definition of remuneration, access to training, promotions, dismissals or retirements, whether based on race, ethnic origin, nationality, religion, sex, gender identity, sexual orientation, age, physical or mental disability, trade union membership or that violates (i) human rights and/or implies or results in torture, physical or mental; (ii) personal health and safety and/or the work environment; (iii) the right of free association of employees, (iv) environmental and sustainability rights, and (v) the appreciation of diversity; and

12.2.6     Has not been convicted of any act harmful to public administration, nor has it been or is listed by any government or public agency (such as the United Nations or World Bank) as excluded, suspended or indicated for exclusion and/or suspension or ineligible for government bidding programs

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12.2.7    Considering the responsibility established by article 2º of Law No. 12.846/2013, the CONTRACTOR will not perform any harmful act provided for in said law - in particular, it has not offered to pay, has not paid, will not pay, offer, promise or give, directly or indirectly, any value or thing of value, including any amounts paid to it by TIM, to any employee or official of a government, company or company controlled or owned by the government, political party, candidate for political office, or any other person being aware of or believing that such value or item of value will be transmitted to someone to influence any action, omission or decision by such person or by any governmental body for the purpose of obtaining, retaining or conducting business for themselves and/or TIM - as well as in violation of the precepts contained in the “FCPA”, in the interest and/or benefit, exclusive or not, of TIM.

12.3.1.   Furthermore, the CONTRACTOR hereby declares to be aware of the TIM Reporting Channel, available at http://www.tim.com.br/canal-denuncia/?origin=RI, and undertakes to, whenever possible, submit there any and all attempts and/or practices to which it is subjected, become aware, or against which it is invested that falls within the conduct described in Law No. 12,846/2013 and/or violates TIM’s internal regulations, in particular, but not limited to, the Code of Ethics and Conduct, the Anti-Corruption Policy, the Conflict of Interest Policy and/or current legislation.

12.4        The PARTIES may, regardless of any contrary provision contained in this Agreement and upon prior notice, suspend and/or terminate this Agreement in case of proven breach of any representation and/or guarantee established in this Clause.

12.4.1     The INFRINGING PARTY will indemnify and hold harmless the INNOCENT PARTY from and against any loss, claim, costs or expenses incurred by the INNOCENT PARTY, based on or arising from any breach of the representations and warranties established in this Clause or due to any violation of the provisions of legislation aforementioned resulting from any act, active or omissive, of the INFRINGING PARTY and/or its Advisors, directors, employees and/or representatives.

12.5       The PARTIES undertake, whenever requested, to provide (i) a declaration of compliance with the obligations assumed in this clause and/or (ii) clarification regarding any question regarding to the fact or event related to the obligations contained in this clause, sharing any requested documents.

12.6        Finally, TIM declares that the provisions of this Agreement were negotiated in light of and in strict compliance with its Code of Ethics and Conduct and environmental protection legislation, demonstrating its commitment to sustainable development and maintaining the balance of ecosystems, according to the Environmental Policy available at http://ri.tim.com.br/ - About TIM - Sustainability. Furthermore, with regard to the provisions contained in this Clause, the CONTRACTOR, as a supplier and/or commercial partner, undertakes to observe and disseminate the aforementioned ethical and social principles and values in its business chain, as well as the of competition.

CLAUSE THIRTEENTH: DATA PROTECTION

13.1. For the purposes of this contract, the following are considered:

(a)         “PERSONAL DATA”: any information obtained online or offline and capable of identifying or making identifiable a natural person (“DATA HOLDER”), including information that can be combined with others to identify an individual, and/or that relate to the identity, characteristics or behaviors of an individual or influence the way in which that individual is treated or evaluated; for example a name, an identification number, location data, electronic identifiers (such as cookies, beacons and related technologies) or one or more specific elements of physical, physiological, genetic, mental, economic, cultural or social identity of that natural person. The definition of personal data also includes the concept of SENSITIVE PERSONAL DATA;

(b)        “SENSITIVE PERSONAL DATA”: personal data relating to social, racial and ethnic origin, health, genetic or biometric information, sexual orientation or sex life, political, religious and philosophical beliefs or membership of a trade union or organization related to such beliefs, or any information that, when combined with others, is capable of revealing sensitive data, when linked to a natural person and influencing the way the holder is treated and/or causing harm;

(c)          “PROCESSING” (and the related terms “TREATMENT” and “TREATMENTS”): any operation or set of operations carried out with personal data or sets of personal data, by automated or non-automated means, such as collection, production, reception, classification, use, access, reproduction, transmission, distribution, processing, archiving, storage, elimination, evaluation or control of information, modification, communication, transfer, dissemination or extraction. The Parties declare that the processing defined here will be carried out in Brazil;

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(d)         “CONTROLLER”: party responsible for decisions regarding the processing of personal data, including determining the purposes and means of processing, in this case understood as the Disclosing Party;

(e)          “OPERATOR”: party that processes data personal according to the instructions from the CONTRACTOR and in its name, in this case defined as the Receiving Party;

(f)           ““INCIDENT”: security incident that occurred in the context of the processing of personal data and which may result in significant risk or damage to data subjects, including cases of improper processing of personal data.

13.2       The Parties hereby declare that they comply with all applicable legislation on privacy and data protection, including (whenever and when applicable) the Federal Constitution, the Consumer Protection Code, the Civil Civil Rights Framework for the Internet (Federal Law n. 12.965/2014), its regulatory decree (Decree 8.771/2016), the General Data Protection Law (Federal Law n.13.709/2018), and other sectorial or general standards on the theme, including foreign ones.

13.3       The Parties acknowledge that, as a result of the execution of this Agreement and the enabling of the integration of the RCS messaging solution, the processing of Personal Data may occur between the Parties. If one of the Parties has access and/or in any way processes personal data of customers, employees or suppliers of the other Party, or any other types of personal data of which the other Party is the controller, the Party that had access must ensure that:

13.3.1     It will process personal data solely and exclusively in accordance with the instructions and guidelines received from the CONTROL COMPANY and in order to fulfill the purposes related to the execution of the purpose of this Agreement and only within the strict limits set out therein, and shall not practice or cause to be practiced any type of act that involves personal data in a manner different from that arising from this Agreement without the prior and express authorization or request of the CONTROLLER, always observing the principles of adequacy and necessity of processing.

13.3.2     If the OPERATOR understands that (i) any of the guidelines provided by the CONTROLLER violate applicable personal data protection legislation and/or (ii) there is any specific fact or situation that reasonably prevents the OPERATOR from fulfilling any of its obligations under the Agreement and /or applicable legislation in the context of its processing of personal data, it must then notify the CONTROLLER immediately, presenting the respective justifications in a documented form.

13.3.4     The CONTRACTOR will inform the CONTRACTOR, within 24 (twenty-four) hours, of the knowledge of the occurrence or mere suspicion of an incident, in order to allow the CONTRACTOR to determine its causes and effects, and then take containment measures, impact assessment and need for communication about the incident to the public, competent authorities and/or holders. In the event that the CONTRACTOR verifies that an incident has actually occurred, the CONTRACTOR must notify the CONTRACTED PARTY in writing and in detail about all information and details available to the CONTRACTED PARTY regarding such incident, including (i) the exact identification of the extent of the incident and their respective risks and impacts under the CONTRACTOR’s perspective; (ii) the number of records affected by the incident; (iii) the precise indication of which personal data (including the identification of its holders); (iv) the measures taken (and those about to be taken) by the CONTRACTOR to mitigate the effects of such incident; and (v) all relevant records and logs in order to guarantee the traceability of information relating to the incident, all immediately and without undue delay, necessarily within a period not exceeding 48 (forty-eight) hours counted from the incident becoming aware of by the CONTRACTOR.

13.4        The Parties shall implement technical and administrative security measures to protect personal data against accidental or unlawful destruction, accidental loss, alteration, dissemination or unauthorized access, as well as any other form of inappropriate or unlawful processing thereof, must comply with the provisions of the General Data Protection Law, Decree No. 8,771/2016 (regulating the Marco Civil da Internet), in addition to other related legislation in force, as well as guidelines, regulations and procedures defined by the National Data Protection Authority and by other competent authorities.

13.5        The Parties declare and guarantee that the systems they use to process personal data are structured in such a way as to meet security requirements, standards of good practice and governance and the general principles set out in current legislation and other regulatory standards, ensuring adequate protection of personal data, as well as the inviolability of intimacy, honor and image of its holders.

13.6       The CONTRACTOR will make available to the CONTRACTED PARTY all the necessary documentation to demonstrate compliance with the obligations established in this Agreement and in the applicable data protection legislation, with the CONTRACTOR being entitled to carry out audits, by itself or by third parties indicated by it, on the documents, systems and CONTRACTOR’s facilities and which are related to personal data processing activities arising from this Agreement, always with prior communication at least 5 (five) days in advance to the CONTRACTOR, and the CONTRACTOR and any third parties appointed by it must take all necessary measures to adequate preservation of information accessed in the context of such audits, especially any confidential and/or proprietary information of the CONTRACTOR.

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13.6.1     If the audit reveals any inadequacy, such as, but not limited to, the improper processing of personal data, the CONTRACTOR undertakes to develop and provide the CONTRACTOR with a corrective action plan and a schedule for its execution, under penalty of immediately termination of the Contract by the CONTRACTOR, without prejudice to the payment of compensation for any losses and damages suffered by the CONTRACTOR, the holders and/or third parties.

13.6.2     If the audit report provided for in this clause finds any inadequacy, the CONTRACTOR undertakes to bear all costs incurred in carrying out the audit, whether the defects can be remedied or not, without prejudice to any compensation that may be applicable.

13.6.3     In the event of the need to present a report, including, but not limited to, those resulting from a request and/or determination from Consumer Protection and Defense Bodies, the Public Prosecutor’s Office, the Judiciary and ANPD, the CONTRACTOR must provide it and pay for it, by hiring suppliers with consolidated reputation in the market and approved by the CONTRACTOR.

13.7       This Agreement does not authorize the CONTRACTOR to subcontract another company, throughout or in part, for the exercise of any personal data processing activity related to the object of the contract, except for any infrastructure and/or auxiliary services that are strictly necessary for the regular conduct of the CONTRACTING PARTY’s operations and the services necessary for integration of the RCS solution, and provided that the suppliers of such infrastructure and/or auxiliary services are identified by the CONTRACTOR before signing this Agreement and provided that the CONTRACTOR obtains prior and express authorization from the CONTRACTOR to follow with this use.

13.7.1     If there is a need to subcontract other companies, the CONTRACTOR must obtain prior and express approval from the CONTRACTOR, indicating exactly the types of treatments and data affected by the subcontracting.

13.7.2     For all purposes, the subcontracted party will also be considered an operator, being obliged to, at a minimum, comply with the obligations established in this Contract. The OPERATOR is responsible for ensuring that the subcontracted party is subject to the same obligations as this Contract, with the CONTRACTOR being fully responsible, before the CONTRACTOR, for the data processing activities carried out by the subcontracted party, as well as for any incidents occurring in the context of the processing of personal data per such part subcontractor, at form Preview at this Contract.

13.7.3     Whenever possible, especially in the event that it is necessary to transfer personal data to third parties, such processing will be carried out anonymously, preserving the identity of the holders of the personal data and without allowing their identification.

13.8        After the purpose of processing for the due fulfillment of this Agreement by the CONTRACTOR has been fulfilled, the CONTRACTOR must ensure that the personal data are irreversibly deleted from all bases managed, administered and/or in any way controlled by the CONTRACTOR immediately, guaranteeing its confidentiality, except in the event that the CONTRACTOR has legal protection or obligation to continue processing Personal Data.

13.9        The CONTRACTOR will inform the CONTRACTED PARTY immediately, and must provide all necessary collaboration to any investigation that may be carried out, if there is any breach of security and/or suspicion thereof, regardless of whether or not it puts the security and integrity of the data at risk.

13.10      Subject to the provisions of this Agreement, the CONTRACTOR will ensure that its employees and/or external service providers hired by it who will have access to the data in the context of this Agreement comply with and enforce the applicable legal provisions on the protection of personal data, as well as all provisions of this nature set out in this Agreement, in particular not transferring or disclosing any personal data processed under this Agreement to third parties, nor making use of them for any purposes other than those strictly necessary to achieve the purpose of providing services in favor of the CONTRACTOR under this Agreement. The CONTRACTOR must document all measures taken to comply with the requirements set out in this clause, especially through confidentiality terms, protocols that demonstrate awareness and knowledge of information security and data processing policies and other related documents.

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13.11      If the CONTRACTOR processes personal data in international territory and/or processes personal data of individuals located outside Brazilian territory, it must obtain prior approval from the CONTRACTED PARTY and follow its instructions in this regard, as well as the guidelines of regulations and privacy laws and protection of applicable personal data, without prejudice to the provisions of clause 13.3.3(b) above.

13.12      Each Party will be responsible for the processing of personal data carried out by it in the context of the Contract and the relationship between the Parties, keeping the other Party harmless from any damages or losses resulting from any personal data processing operation carried out in disagreement with the Contract and/ or applicable legislation. The CONTRACTED PARTY will not be held responsible, under any circumstances, for any actions, omissions, failures or errors of the CONTRACTOR and/or any employees, agents, representatives or third parties hired by it, including, but not limited to its suppliers, in the context of the processing of any personal data under this Agreement, as well as for any consequential losses or resulting from the direct or indirect processing of Personal Data, and the CONTRACTOR must indemnify and keep the CONTRACTED PARTY exempt from any liability in this regard, regardless of the existence or absence of proof of intent or fault on the part of the CONTRACTOR. .

CLAUSE FOURTEENTH: GENERAL PROVISIONS

14.1        Any communications between the Parties regarding this Agreement will only produce effects as provided in this Agreement if made in writing and (a) delivered by hand or (b) sent by mail with Acknowledgment of Receipt (AR), or sent during business hours of useful information by email with confirmation of receipt from the email recipient. For the purposes of communications relating to this Agreement, the following data and addresses of the Parties must be considered:

For the CONTRACTOR :

Address: Avenida Paulista, 2.300 - room 182 and 184 Att.: [***]

Email: [***]

For TIM :

Address: Avenida Andaraí, 549 – Passos Dareia neighborhood

Att.: [***]

Email: [***]

14.2        This Agreement does not create any type of company, association, joint venture or any other relationship of a similar nature between the Parties, and neither Party is permitted to act on behalf of the other.

14.3       This Agreement contains the entire commitment between the Parties with respect to its object and replaces any and all previous contractual instruments or agreements, written or oral, with respect to all matters covered by this Agreement or mentioned therein.

14.4        This Instrument obliges the Parties, their successors in any capacity, with their ownership automatically transferred to the supervening entity, and any authorized assignees, and any other change or modification of the contract will only be valid upon the execution of an addendum, which must be duly signed by the representatives cool of Parties.

14.5        The Parties expressly acknowledge that all provisions of this Agreement were fully negotiated and accepted with the support of their legal advisors, therefore reflecting the subjective good faith of the Parties in this contract.

14.6        The lack or delay, by either Party, in the exercise of any right arising from this Agreement will not imply waiver or novation, and must be interpreted as mere liberality, and the right may be exercised at any time, unless the Parties expressly provide the contrary.

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14.7        Neither Party will be responsible to the other for any delays or non-execution of any provision of this Agreement due to acts of God and force majeure, under the terms of the Civil Code.

14.8        In case of doubt or contradiction in between this Agreement, its attachments, will always prevail the provisions of this Agreement.

14.9        Taxes that are due as a direct or indirect result of this Agreement or its execution constitute a burden of responsibility on the Party that gives rise to the tax obligation, as defined in the competent law..

14.10      The Parties declare, under penalty of law, that the attorneys and/or legal representatives subscribed below are duly constituted in accordance with the respective constitutive acts, with powers to assume the obligations contracted herein.

CLAUSE FIFTEEN: JURISDICTION AND APPLICABLE LAWS

15.1        This Agreement is governed by Brazilian laws.

15.2        The Central Forum of the City of São Paulo is hereby elected, expressly renouncing any other, however privileged it may be, to resolve any doubts or disputes arising from this Agreement.

And, being fair and contracted, the Parties sign this Agreement in 02 (two) copies of equal content and form, in the presence of the two witnesses signed below.

São Paulo, November 25th, 2021.

TIM SA

ZENVIA MOBILE SERVICES DIGITAL AS

WITNESS

Name: [***]	Name:
CPF: [***]	CPF:

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